Exhibit 4.1

MAKE GOOD ESCROW AGREEMENT

THIS MAKE GOOD ESCROW AGREEMENT (this “Agreement”), dated as of February 9, 2010, is entered into by and among Aegean Earth and Marine Corporation, a Cayman Islands corporation (the “Company”), each of the purchasers who are purchasing securities of the Company pursuant to the Purchase Agreement (as defined below), and whose names are set forth on Addendum A hereto (the “Purchasers”), each of the holders of Company Exchange Preference Shares (as defined below), who acquired their respective shares thereof in the Acquisition, and whose names appear on Addendum B hereto (the “Shareholders”) and Gusrae, Kaplan, Bruno & Nusbaum PLLC, having an office at 120 Wall Street, New York, New York 10005 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, pursuant to an Acquisition Agreement of even date herewith, the Company acquired (the “Acquisition”), from the Shareholders, all of the issued and outstanding capital stock of Temhka, S.A., a company organized under the laws of the Hellenic Republic (“Temhka”) in exchange for 1,623,333 Class B Preference Shares of the Company (the “Company Exchange Preference Shares”), which Company Exchange Preference Shares shall (following the occurrence of certain conditions as provided in the Acquisition Agreement) automatically convert into 16,233,330 ordinary shares (on a post-Consolidation basis) of the Company (the “Common Stock”);

WHEREAS, the Shareholders are the owners of all of the 1,623,333 Company Exchange Preference Shares;

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of the date hereof and entered into substantially concurrently with this Agreement, by and among the Company, Temhka and the Purchasers (the “Purchase Agreement”), the Purchasers will acquire from the Company and the Company will sell to the Purchasers, among other Company securities, shares of Common Stock (the “Purchase Shares”) in a private placement financing transaction (the “Financing Transaction”);

WHEREAS, as an inducement to the Purchasers to enter into the Purchase Agreement and purchase the securities as provided therein, the Shareholders have agreed to place into escrow 600,636 Company Exchange Preference Shares (which, upon conversion, will, assuming the Consolidation has been effected, convert into 6,006,360 Conversion Shares) (the “Escrow Shares”), for the benefit of the Purchasers in the event the Company fails to achieve certain Financial Thresholds (as hereinafter defined); and

WHEREAS, the Company, the Shareholders and the Purchasers have requested that the Escrow Agent hold the Escrow Shares on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

ARTICLE II
ESCROW OF SHARES

2.1

The parties hereby agree that the Escrow Agent shall hold the Escrow Shares in escrow in accordance herewith.

2.2

At the closing of the Acquisition, the Shareholders shall deliver to the Escrow Agent stock certificate(s) representing the 600,636 Escrow Shares, which are owned in the name of the Shareholders in the amounts for each Shareholder set forth on Addendum B hereto, to be held by the Escrow Agent in accordance with this Agreement, along with stock powers with medallion guaranties and/or notarized signatures of the Shareholders and irrevocable instruction letters authorizing the transfer of such Escrow Shares as described and set forth herein.  The Escrow Shares shall be held by the Escrow Agent accordance with the provisions of this Agreement.

2.3

If, after the date of this Agreement, and disregarding for purposes hereof the Consolidation, the Escrow Shares shall have been converted into shares of Common Stock, have been changed into a different number of shares or a different type or class of securities, by reason of any stock dividend, subdivision, consolidation, reclassification, recapitalization, split, combination, merger or exchange of shares, such different number of shares or type or class of securities shall be held by the Escrow Agent subject to the provisions of this Agreement to the same extent as the Escrow Shares, and the provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably any such conversion, stock dividend, subdivision, consolidated, reclassification, recapitalization, split, combination, merger or exchange of shares.

ARTICLE III
FINANCIAL AND PERFORMANCE THRESHOLDS

3.1

The parties hereby agree that the financial thresholds (the “Financial Thresholds”) for the Company are as follows:

(a)

The threshold for the Company’s 2010 fiscal year is $7.5 million in net income (as determined according with United States Generally Accepted Accounting Principles (“GAAP”), consistently applied) (the “2010 Threshold”).

(b)

The threshold for the Company’s 2011 fiscal year is $14.9 million in net income (as determined in accordance with GAAP) (the “2011 Threshold”).

ARTICLE IV
RELEASE OF ESCROW SHARES

4.1

The parties hereby agree that the Escrow Shares shall be delivered to the Purchasers and/or the Shareholders in accordance with the following:

(a)

In the event that the Company reports in its Annual Report on Form 10-K for its 2010 fiscal year net income which is at least ten (10%) percent less than the 2010 Threshold, the Escrow Agent shall release to the Purchasers, pro-rata, based upon their relative investments in the Company pursuant to the Purchase Agreement, that number of Escrow Shares equivalent to the percentage by which the Company missed the 2010 Threshold. For example, if the Company were to miss the 2010 Threshold by 15%, the number of Escrow shares released to the investors on a pro-rata basis would be 900,954 Ordinary Shares assuming conversion of the Escrow Shares into Ordinary Shares.  In the event the Company misses its 2010 Threshold, and as a result thereof, the Escrow Agent, pursuant to the terms of this Section 4.1(a), releases all and/or a portion of the Escrow Shares to the Purchasers, then each Shareholder shall (pro rata based upon the total number of Escrow Shares such Shareholder received in the Acquisition as compared to the total number of such shares issued in the Acquisition) immediately, upon notice by the Escrow Agent, deliver to the Escrow Agent such number of additional shares of Common Stock in the Shareholder’s name, so that the Escrow Agent is holding 6,006,360 Ordinary Shares assuming conversion of the Escrow Shares into Ordinary Shares of the Company.

(b)

In the event that the Company reports in its Annual Report on Form 10-K for its 2011 fiscal year net income which is at least ten (10%) percent less than the 2011 Threshold, the Escrow Agent shall release to the Purchasers, pro-rata, based upon their relative investments in the Company pursuant to the Purchase Agreement, that number of Escrow Shares equivalent to the percentage by which the Company missed the 2011 Threshold. For example, if the Company were to miss the 2011 Threshold by

15%, the number of Escrow shares released to the investors on a pro-rata basis would be 900,954 Ordinary Shares assuming conversion of the Escrow Shares into Ordinary Shares.  All Escrow Shares not required to be released to the Purchasers pursuant to this Section 4.1(b), following the release of the Company’s 2011 fiscal year annual financial information, shall be promptly released to the Shareholders pro-rata to the number of such shares held received from the Company pursuant to the Acquisition Agreement.

(c)

If the Financing Transaction is deemed to have closed during the Company’s fiscal year 2010, then in determining the Company’s net income for the Company’s 2010 fiscal year, all costs determined by the Company’s auditor using GAAP principles to be associated with the Financing Transaction and the Acquisition shall be eliminated prior to the calculation of the 2010 net income in determining whether the Company met the 2010 Financial Threshold.

(d)

This Agreement shall terminate upon disbursement of all of the Escrowed Shares in accordance with the terms of this Agreement or earlier upon the agreement in writing of the Parties or resignation of the Escrow Agent in accordance with the terms hereof.

ARTICLE V
MISCELLANEOUS

5.1

No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

5.2

All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 5.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Escrow Agent:	Gusrae, Kaplan, Bruno & Nusbaum PLLC 120 Wall Street New York, NY 10005 Attention: Lawrence Nusbaum, Esq. Tel. No.: (212) 269-1400 Fax No.: (212) 809-5449 E-mail: lnusbaum@gkblaw.com :

If to the Company:	AEGEAN EARTH AND MARINE CORPORATION 71, E1, Venizelou Avenue 176 71 Kalithea Athens, Greece Tel: 30 210 959 1687 Fax No.: 30 210 958 0045 Email:

with copies to (which copy shall not constitute notice):	Gusrae, Kaplan, Bruno & Nusbaum PLLC 120 Wall Street New York, NY 10005 Attention: Lawrence Nusbaum, Esq. Tel. No.: (212) 269-1400 Fax No.: (212) 809-5449 E-mail: lnusbaum@gkblaw.com
If to any Purchaser:	At the address of such Purchaser set forth on Addendum A attached hereto

If to any Shareholder:	At the address of such Shareholder set forth on Addendum B attached hereto.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days’ written notice of such changed address to the other parties hereto.

5.3

This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

5.4

This Agreement, together with the Purchase Agreement, is the final expression of, and contains the entire agreement between, the parties with respect to the Escrow Shares and the subject matter hereof, and supersedes all prior understandings with respect to the Escrow Shares. Except as otherwise set forth in this Agreement, this Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, other than by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

5.5

Whenever required by the context of this Agreement, the singular shall include the plural and each gender shall include all other genders. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Sections are to sections of this Agreement.

5.6

This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.  Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the New York Supreme Court located in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the parties hereto consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 5.6 shall affect or limit any right to serve process in any other manner permitted by law

5.7

The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Shareholders, the holders of a majority of the shares of Common Stock purchased pursuant to the Purchase Agreement, and the Escrow Agent.

5.8

The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.

5.9

The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

5.10

The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for hereunder in the absence of gross negligence, fraud and willful misconduct.

5.11

The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor which shall be paid by the Company.

5.12

The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Company, the Shareholders and the Purchasers. In the event of any such resignation, the Purchasers, the Shareholder and the Company shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any Escrow Shares and other documents held by the Escrow Agent.

5.13

If the Escrow Agent reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

5.14

It is understood and agreed that should any dispute arise with respect to any matter hereunder, including but not limited to, the delivery and/or ownership or right of possession of the documents or the Escrow Shares held by the Escrow Agent hereunder, the Escrow Agent is hereby expressly authorized and directed in the Escrow Agent’s sole discretion (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Escrow Shares and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City, County and State of New York, in accordance with the applicable procedure therefor.

5.15

The Company and the Shareholders agree to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby or by the Purchase Agreement other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

5.16

Each Party hereby expressly represents and warrants that such Party is not, and is not acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, each Party represents that they have complied with all applicable U.S. laws, regulations, directives, and executive orders imposing economic sanctions, embargoes, export controls or anti-money laundering requirements, including but not limited to the following laws: (1) the International Emergency Economic Powers Act, 50 U.S.C. 1701-1706; (2) the National Emergencies Act, 50 U.S.C. 1601-1651; (3) section 5 of the United Nations Participation Act of 1945, 22 U.S.C. 287c; (4) Section 321 of the Antiterrorism Act, 18 U.S.C. 2332d; (5) the Export Administration Act of 1979, as amended, 50 U.S.C. app. 2401-2420; (6) the Trading with the Enemy Act, 50 U.S.C. app. 1 et seq.; (7) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (8) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

5.17

The fee payable to the Escrow Agent for its services hereunder by the Company upon the execution hereof shall be $2,500.

5.18

This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. This Agreement may be executed by facsimile or electronic transmission.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this __ day of February, 2010.

COMPANY:

AEGEAN EARTH AND MARINE CORPORATION

By:
Name: Joseph B. Clancy
Title: Director

THE SHAREHOLDERS:

STRAVROS X. MESAZOS

HARIS MESAZOS

KOSTAS MESAZOS

AGLOMAR LTD.

By:

AVESAN LTD.

By:

KOSTAS MOSHOPOULOS

NORTHAMCO HOLDINGS LTD.

By:

MOLBROKE MARKETING LTD.

By:

THE PURCHASERS:

ACCESS AMERICA FUND, L.P.

By:
Name: Joseph Rozelle
Title: Executive Officer

By:

By:

ESCROW AGENT

By:
Name: Lawrence Nusbaum
Title: Partner